UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2017

CALAMP CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-12182	95-3647070
(Commission	(IRS Employer
file number)	Identification Number)

15635 Alton Parkway, Suite 250, Irvine, CA 92618
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (949) 600-5600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

Omega Patents, LLC Litigation

In December 2013, a patent infringement lawsuit was filed against CalAmp Corp. (the “Company”) by Omega Patents, LLC, (“Omega”), a non-practicing entity, alleging that certain of the Company’s vehicle tracking products infringed on certain patents asserted by Omega. On February 24, 2016, a jury in the U.S. District Court for the Middle District of Florida awarded Omega damages of $2.975 million, for which the Company recorded a reserve of $2.9 million in the fiscal 2016 fourth quarter. Following trial, Omega brought a motion seeking entry of judgment, an injunction, and also requested the court to exercise its discretion to treble damages and assess attorneys’ fees. On April 5, 2017, the court awarded Omega trebled damages in the aggregate amount of $8.9 million plus attorneys’ fees in an amount to be determined, but denied Omega’s request for an injunction. As a result of this judgment, the Company recorded an additional reserve of $6.0 million, or $0.11 per diluted share on a GAAP basis, in its financial statements for the fiscal year ended February 28, 2017 that will be filed on Form 10-K later this month.

The Company plans to file motions with the court seeking judgment as a matter of law in its favor and, alternatively, a new trial. If, following resolution of those motions, the judgment against the Company remains intact, the Company intends to pursue an appeal at the Court of Appeals for the Federal Circuit. In addition to its appeal, the Company is seeking to invalidate a number of Omega’s patents in actions filed with the U.S. Patent and Trademark Office. While it is not feasible to predict with a high degree of certainty the outcome of this litigation, the ultimate resolution could be material to the Company’s cash flows and results of operations.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information disclosed above under Item 2.02 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 Press release of the Registrant dated April 11, 2017 announcing the court’s ruling in the Omega patent infringement case.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP.
Registrant

By:	/s/ Richard Vitelle.

Richard Vitelle
Executive Vice President and Chief Financial Officer

Dated: April 11, 2017